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                                                                    EXHIBIT 99.2
                             Compliance Certificate
                pursuant to Section 3.09 of the Master Indenture
                                   relating to
                    Associates Credit Card Master Note Trust

         The undersigned, a duly authorized representative of Associates National Bank (Delaware) ("ANB"), on behalf of Associates Credit Card Master Note Trust (the "Trust"), and in accordance with the direction contained in
Section 1(a)(N) of the Administration Agreement, dated as of April 1, 2000, as amended, by and among the Trust, as Issuer (the "Issuer"), and ANB as Administrator, hereby certifies on behalf of the Trust, pursuant to Section 3.09 of the Master Indenture, dated as of April 1, 2000 (the "Indenture"), between the Issuer, and The Bank of New York, as Indenture Trustee, that:

         1. A review of the activities of the Issuer during the 12-month period ending and the performance of the Issuer under the Indenture during the fiscal year ended December 31, 2000, has been made under my supervision; and

         2. To the best of my knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture throughout the fiscal year ended December 31, 2000.

         Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 30th day of March, 2001.

                                                   ASSOCIATES NATIONAL BANK
                                                   (DELAWARE)


                                                   By:  /s/ CHERYL K. DEBARO
                                                        ------------------------
                                                        Cheryl K. Debaro
                                                        Authorized Officer